Exhibit 1

UNDERWRITING AGREEMENT

November 18, 2009

Fortune Brands, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Dear Sirs:

We (the “Manager”) understand that Fortune Brands, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 3.000% Notes due 2012 (the “Notes”, the “Debt Securities” or the “Offered Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the underwriters named below (the “Underwriters”) agree to purchase the Offered Securities at 99.601% of the principal amount of such Offered Securities and accrued interest from November 23, 2009, if any, to the date of payment and delivery.

Name of Underwriter	Principal Amount
Barclays Capital Inc.	$100,000,000
J.P. Morgan Securities Inc.	100,000,000
Bank of America Securities LLC	20,000,000
Citigroup Global Markets Inc.	20,000,000
Credit Suisse Securities (USA) LLC	20,000,000
Deutsche Bank Securities Inc.	20,000,000
Mitsubishi UFJ Securities (USA), Inc.	20,000,000
Mizuho Securities USA Inc.	20,000,000
RBS Securities Inc.	20,000,000
Wells Fargo Securities, LLC	20,000,000
BBVA Securities Inc.	4,000,000
BNP Paribas Securities Corp.	4,000,000
BNY Mellon Capital Markets, LLC	4,000,000
Calyon Securities (USA) Inc.	4,000,000
HSBC Securities (USA) Inc.	4,000,000
PNC Capital Markets LLC	4,000,000
Rabo Securities USA Inc.	4,000,000
Scotia Capital (USA) Inc.	4,000,000
U.S. Bancorp Investments, Inc.	4,000,000
The Williams Capital Group, L.P.	4,000,000

Total:	$400,000,000

Upon delivery of such Offered Securities, the Underwriters will pay for such Offered Securities at a closing to be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (New York time) on November 23, 2009, or at such other time as shall be designated by the Manager.

1. Definitions. The following terms shall have the meanings ascribed to them below for purposes of this Agreement and, notwithstanding the definitions of such terms contained in the Fortune Brands, Inc. Underwriting Agreement (Debt Securities and Warrants to Purchase Debt Securities) dated November 18, 2009 (the “Standard Provisions”), a copy of which you have previously received, shall have the meanings ascribed to them below for purposes of the Standard Provisions:

(a) “Rules” refers to the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b) “Registration Statement” as of any time means the Registration Statement (as otherwise defined in the Standard Provisions) and any additional information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rules 430A, 430B or 430C.

(c) “Statutory Prospectus” means the prospectus relating to the Offered Securities that is included in the Registration Statement in the form first used (or made available upon request of purchasers pursuant to Rule 173) in connection with confirmation of sales of the Offered Securities, including any document incorporated by reference therein and any prospectus or prospectus supplement deemed to be a part thereof that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rules 430A, 430B or 430C shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b).

(d) “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission by the Company or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

(e) “General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule A to this Agreement.

(f) “Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

(g) “Time of Sale” means the time when sales of the Offered Securities are first made.

(h) “Time of Sale Information” means a Preliminary Prospectus Supplement dated November 18, 2009, together with the Base Prospectus included in the Registration Statement and each General Use Free Writing Prospectus issued at or prior to the Time of Sale.

2. Representations and Warranties of the Company. In addition to the representations, warranties and agreements of the Company in the Standard Provisions, the Company, as of the date of this Agreement, represents and warrants to, and agrees with, each Underwriter that:

(a) As of the Time of Sale, neither (i) any Time of Sale Information nor (ii) any Limited Use Free Writing Prospectus, when considered together with the Time of Sale Information, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, neither (i) the Time of Sale Information and the Statutory Prospectus (collectively, the “General Disclosure Package”) nor (ii) any individual Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, will include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Manager specifically for use therein.

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(b) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Manager as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus related to the Offered Securities conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Manager and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus related to the Offered Securities to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Manager specifically for use therein.

(c) (i) The Registration Statement is not the subject of any pending proceeding or examination under Sections 8(d) or 8(e) of the Securities Act and (ii) the Company is not, to the best of its knowledge, the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Securities.

(d) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and at the date of this Agreement, the Company was not an “ineligible issuer,” as defined in Rule 405.

(e) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

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(f) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(g) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3. Certain Agreements of the Company. (a) The Company has complied and will comply with Rule 433. Each Issuer Free Writing Prospectus complied in all material respects with Rule 433 and has been, or will be, filed to the extent required in accordance with such rule.

(b) The reference to “is required by law to be delivered” in the first sentence of paragraph (c) of Article VI of the Standard Provisions is replaced with “is (or but for the exemption in Rule 172 would be required by law to be) delivered”.

4. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Manager, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Manager, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Notwithstanding the preceding sentence, the Company hereby consents to the provision by the Underwriters of a Term Sheet, the form of which is set forth in Schedule B attached hereto.

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5. Non-U.S. Offering. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter hereby represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Debt Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Debt Securities which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Debt Securities to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(iv) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

In particular, each Underwriter hereby represents and agrees that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Debt Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debt Securities in, from or otherwise involving the United Kingdom.

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For purposes of this Section 5, an “offer of notes to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the Debt Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Debt Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

6. Conditions of Underwriters’ Obligations. (a) The reference to “the Registration Statement and the Prospectus” in the first sentence of paragraph (a) of Article V is replaced with “the Registration Statement, Prospectus and Time of Sale Information”.

(b) In addition to the conditions set forth in Article V of the Standard Provisions (including paragraphs (b) and (c) thereof), the obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the condition precedent that the Underwriters shall have received a letter, dated the Closing Date, of each of Chadbourne & Parke LLP, counsel for the Company, and Davis Polk & Wardwell LLP, counsel for the Underwriters, to the effect that:

Such counsel has no reason to believe that the documents specified in a schedule to such counsel’s letter, consisting of those included in the Time of Sale Information (as defined in Section 1(h) of this Agreement), as of the Time of Sale (which such counsel may assume is the date of this Agreement) and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

7. Indemnification and Contribution. References to “the Prospectus” in Article VIII of the Standard Provisions shall be deemed to refer to “each Statutory Prospectus, the Prospectus, the Time of Sale Information and any Issuer Free Writing Prospectus.”

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8. Terms and Conditions of Debt Securities. The Debt Securities will have the terms and conditions set forth in “Description of the Notes” in the prospectus supplement for the Debt Securities dated November 18, 2009, and terms defined therein will have the same meanings when used in this Agreement. The following is a summary of such terms and conditions for the Debt Securities:

The Notes shall have the following terms:

Principal Amount:	$400,000,000, subject to further issuances, as described below.

Maturity:	June 1, 2012.

Interest Rate:	3.000% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption Provisions:	The Company may redeem all or a portion of the Notes at any time, and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes then outstanding to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (including interest accrued and unpaid to the date of redemption) on the Notes to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the Description of the Notes), plus 40 basis points.

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2010 (the Interest payable on June 1, 2010 being in respect of the period commencing November 23, 2009).

Form and Denomination:	Global Security held through book-entry facilities of The Depository Trust Company (as described in the Description of the Notes).

Sinking Fund Provisions:	None.

Further Issuances:	The Company may create and issue further notes ranking equally and ratably with the Notes offered hereby in all respects, so that such further notes will be consolidated and form a single series with the Notes offered hereby and will have the same terms as to status, redemption or otherwise.

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The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Offered Securities (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, no Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

All of the provisions (other than the provisions of Article VII) contained in the Standard Provisions, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Notwithstanding the preceding sentence, in the event of any conflict between the Standard Provisions and this Agreement, the provisions of this Agreement shall control. The term “Manager” as used therein shall mean Barclays Capital Inc. and J.P. Morgan Securities Inc., whose authority thereunder may be exercised by them jointly.

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For themselves and on behalf of the several Underwriters named above.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Keith Mackie
Name: Keith Mackie Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek
Name: Maria Sramek Title: Executive Director

Accepted:

FORTUNE BRANDS, INC.

By	/s/ Mark Hausberg
	Name: Title:	Mark Hausberg SeniorVice President – Finance and Treasurer

Schedule A

General Use Free Writing Prospectuses

1) Term Sheet for the Offered Securities dated November 18, 2009 (set forth in Schedule B)

Schedule B

Pricing Term Sheet

Fortune Brands, Inc.

$400,000,000 3.000% Notes due 2012

Issuer:	Fortune Brands, Inc.
Security:	Senior unsecured notes
Size:	$400,000,000
Maturity:	June 1, 2012
Coupon (Interest Rate):	3.000%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2010
Price to Public:	99.901%
Benchmark Treasury Yield:	0.741%
Spread to Benchmark Treasury:	+230 bps
Yield to Maturity:	3.041%
Benchmark Treasury:	1.000% due October 31, 2011
Make-whole Call:	At any time at a discount rate of Treasury plus 40 basis points
Trade Date:	November 18, 2009
Settlement Date:	November 23, 2009
CUSIP:	349631 AQ4
Anticipated Ratings:	Baa3, negative outlook (Moody’s Investors Service Inc.)
BBB-, negative outlook (Standard & Poor’s Ratings Services)
BBB-, negative outlook (Fitch Ratings)
Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities Inc.
Senior Co-Managers	Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Wells Fargo Securities, LLC
Co-Managers:	BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Calyon Securities (USA) Inc.
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
Rabo Securities USA Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

FORTUNE BRANDS, INC.

UNDERWRITING AGREEMENT

STANDARD PROVISIONS

(DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES)

November 18, 2009

From time to time, FORTUNE BRANDS, INC., a Delaware corporation (the “Company”), may enter into one or more underwriting agreements that provide for the sale of designated securities to the several underwriters named therein. The standard provisions set forth herein may be incorporated by reference in any such underwriting agreement (an “Underwriting Agreement”). The Underwriting Agreement, including the provisions incorporated therein by reference, is herein referred to as this Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

I.

The Company proposes to issue and sell from time to time certain of (a) its debt securities (the “Debt Securities”) to be issued pursuant to the provisions of an Indenture dated as of April 15, 1999, as supplemented (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Chase Manhattan Bank, N.A.) as Trustee (the “Trustee”) and (b) its Warrants (the “Debt Warrants”) to purchase Debt Securities (such Debt Securities to be purchasable through the exercise of Debt Warrants being referred to herein as the “Debt Warrant Securities”) to be evidenced by warrant certificates (the “Warrant Certificates”) and to be issued pursuant to the provisions of the Debt Warrant Agreement identified in the Underwriting Agreement. The Debt Securities may be convertible into Common Stock, par value $3.125 per share, of the Company (“Common Stock”) as provided in or pursuant to the Indenture, and Preferred Share Purchase Rights (the “Rights”) may be delivered with Common Stock upon conversion of any convertible Debt Securities. The Debt Securities and Debt Warrants to be sold pursuant to this Agreement, but not the Debt Warrant Securities or the Common Stock or Rights, if any, issuable or deliverable upon conversion of any convertible Debt Securities, are collectively referred to herein as the “Offered Securities”. The Debt Securities and Debt Warrants will have or be of varying designations, maturities, rates and times of payment of interest, selling prices, exercise prices, conversion prices, expiration dates, redemption terms, currencies and other terms.

The Company has filed with the Securities and Exchange Commission (the “Commission”) registration statements relating to the Debt Securities and Debt Warrants and the shares of Common Stock and Rights, if any, issuable or deliverable upon conversion of any convertible Debt Securities, has filed such amendments thereto as may have been required to the date of the Underwriting Agreement and has filed with, or mailed for filing to, or shall promptly hereafter file with or mail for filing to, the Commission a prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, pursuant to Rule 424 under the Securities Act of 1933. The term “Registration Statement” means such registration statements as amended to the date of the Underwriting Agreement. The term “Basic Prospectus” means the prospectus included in the Registration Statement relating to the Debt Securities and the Debt Warrants, as updated from time to time. The term “Prospectus” means the Basic Prospectus together with the prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, as filed with, or mailed for filing to, or as shall promptly hereafter be filed with or mailed for filing to, the Commission pursuant to such Rule 424. The term “preliminary prospectus” means a preliminary prospectus supplement specifically relating to the Offered Securities and the Debt Warrant Securities, if any, together with the Basic Prospectus. As used herein, the terms “Registration Statement”, “Basic Prospectus”, “Prospectus” and “preliminary prospectus” shall include in each case the material, if any, incorporated by reference therein.

The term “Underwriters’ Securities” means the Offered Securities to be purchased by the Underwriters herein. The term “Contract Securities” means the Offered Securities, if any, to be purchased pursuant to the delayed delivery contracts referred to below.

II.

If the Prospectus provides for sales of Offered Securities pursuant to delayed delivery contracts, the Company hereby authorizes the Underwriters to solicit offers to purchase Contract Securities on the terms and subject to the conditions set forth in the Prospectus pursuant to delayed delivery contracts substantially in the form of Exhibit A attached hereto (“Delayed Delivery Contracts”) but with such changes therein as the Company may authorize or approve. Delayed Delivery Contracts are to be with institutional investors approved by the Company and of the types set forth in the Prospectus. On the Closing Date (as hereinafter defined), the Company will pay the Manager as compensation, for the accounts of the Underwriters, the fee set forth in the Underwriting Agreement in respect of the principal amount and number of Contract Securities. The Underwriters will not have any responsibility in respect of the validity or the performance of Delayed Delivery Contracts.

If the Company executes and delivers Delayed Delivery Contracts with institutional investors, the principal amount and number of Contract Securities shall be deducted from the principal amount and number of Offered Securities to be purchased by the several Underwriters and the aggregate principal amount or number of Offered Securities to be purchased by each Underwriter shall be reduced pro rata in proportion to the principal amount or number, as the case may be, of Offered Securities set forth opposite each Underwriter’s name in the Underwriting Agreement, except to the extent that the Manager determines that such reduction shall be otherwise and so advises the Company.

III.

The Company is advised by the Manager that the Underwriters propose to make a public offering of their respective portions of the Underwriters’ Securities as soon after this Agreement is entered into as in the Manager’s judgment is advisable. The terms of the public offering of the Underwriters’ Securities are set forth in the Prospectus.

IV.

Except as otherwise provided in this Article IV, payment for the Underwriters’ Securities shall be made by wire transfer to an account designated by the Company in immediately available funds at the time, on the date and at the place set forth in the Underwriting Agreement, upon delivery to the Manager for the respective accounts of the several Underwriters of the Underwriters’ Securities (other than Debt Securities in registered global form) registered in such names and in such denominations as the Manager shall request in writing not less than two full business days prior to the date of delivery and, in the case of Underwriters’ Securities that are Debt Securities in registered global form, upon delivery to the Depositary identified in the Underwriting Agreement of a single global Debt Security certificate, registered in the name of the Depositary or a nominee thereof, for credit to the respective accounts of the Depositary participants. The time and date of such payment and delivery with respect to the Underwriters’ Securities are herein referred to as the Closing Date.

Delivery of any Underwriters’ Securities that are (i) Debt Securities in bearer form on the Closing Date shall be initially effected by delivery of a single temporary global Debt Security without coupons (the “Global Debt Security”) evidencing the Offered Securities that are Debt Securities in bearer form and (ii) Debt Warrants in bearer form shall be effected only by delivery of a single permanent global Debt Warrant (the “Global Debt Warrant”) evidencing the Offered Securities that are Debt Warrants in bearer form, in each case to a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and for Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) for credit to the respective accounts at Euroclear or Clearstream of each Underwriter or such other accounts as each Underwriter may direct. Any Global Debt Security or Global Debt Warrant shall be delivered to the Manager not later than the Closing Date, against payment of funds to the Company in the net amount due to the Company for such Global Debt Security or Global Debt Warrant, as the case may be, by the method and in the form set forth herein. The Company shall cause definitive Debt Securities in bearer form to be prepared and delivered in exchange for such Global Debt Security in such manner and at such time as may be provided in or pursuant to the Indenture; provided, however, that the Global Debt Security shall be exchangeable for definitive Debt Securities in bearer form only on or after the date specified for such purpose in the Prospectus. The Offered Debt Warrants shall be evidenced only by a Global Debt Warrant until their expiration.

V.

The several obligations of the Underwriters hereunder are subject to the following conditions:

(a)	No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission and there shall have been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement and the Prospectus; subsequent to the execution and delivery of the Underwriting Agreement and prior to the Closing Date, there has not occurred any downgrading, nor has any notice been given of (a) any intended or potential downgrading or (b) any review or possible change that does not indicate an improvement, in the rating accorded any securities of the Company by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g) under the Securities Act; and the Manager shall have received, on the Closing Date, a certificate, dated the Closing Date and signed by an executive officer of the Company, to the foregoing effect. Such certificate will also provide that the representations and warranties of the Company contained herein are true and correct as of the Closing Date. The officer making such certificate may rely upon the best of his knowledge as to proceedings pending or threatened.

(b)	The Manager shall have received on the Closing Date an opinion of Chadbourne & Parke LLP, counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit B attached hereto.

(c)	The Manager shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, to the effect set forth in Exhibit C attached hereto.

(d)	The Manager shall have received letters on (1) the date of the Underwriting Agreement and (2) the Closing Date, in form and substance satisfactory to the Manager, from PricewaterhouseCoopers LLP, independent certified public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement and the Prospectus.

VI.

In further consideration of the agreements of the Underwriters contained in this Agreement, the Company covenants as follows:

(a)	To furnish the Manager, without charge, a copy of the Registration Statement including exhibits and materials, if any, incorporated by reference therein and, during the period mentioned in paragraph (c) below, as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto as the Manager may reasonably request. The terms “supplement” and “amendment” or “amend” as used in this Agreement shall include all documents filed by the Company with the Commission subsequent to the date of the Basic Prospectus, pursuant to the Securities Exchange Act of 1934, which are deemed to be incorporated by reference in the Prospectus.

(b)	Before amending or supplementing the Registration Statement or the Prospectus with respect to the Offered Securities, to furnish the Manager a copy of each such proposed amendment or supplement.

(c)	If, during such period after the first date of the public offering of the Offered Securities as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to prepare and furnish, at its own expense, to the Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(d)	To endeavor to qualify the Offered Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Manager shall reasonably request and to pay all expenses (including fees and disbursements of counsel) in connection with such qualification and in connection with the determination of the eligibility of the Offered Securities for investment under the laws of such jurisdictions as the Manager may designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified.

(e)	To make generally available to the Company’s security holders as soon as practicable an earnings statement covering a twelve-month period beginning after the date of the Underwriting Agreement and ending at the end of a fiscal quarter of the Company, which shall satisfy the provisions of Section 11(a) of the Securities Act of 1933 and the applicable rules and regulations (including Rule 158) thereunder.

(f)	During the period beginning on the date of the Underwriting Agreement and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company substantially similar to the Offered Securities, without the prior written consent of the Manager.

VII.

Each of the several Underwriters agrees with the Company that:

(a)	except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the “D Rules”), (i) it has not offered or sold, and during the restricted period will not offer or sell, Debt Securities in bearer form to a person who is within the United States or its possessions or to a United States person, and (ii) it has not delivered and will not deliver within the United States or its possessions definitive Debt Securities in bearer form that are sold during the restricted period;

(b)	it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Debt Securities in bearer form are aware that such Debt Securities may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(c)	if it is a United States person, it is acquiring the Debt Securities in bearer form for purposes of resale in connection with their original issuance and if it retains Debt Securities in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6);

(d)	with respect to each affiliate that acquires from it Debt Securities in bearer form for the purpose of offering or selling such Debt Securities during the restricted period, it either (i) repeats and confirms the representations and agreements contained in clauses (a), (b) and (c) on its behalf or (ii) agrees that it will obtain from such affiliate for the Manager’s benefit and the benefit of the Company the representations and agreements contained in clauses (a), (b) and (c); and

(e)	it will comply with or observe any other restrictions or limitations set forth in the Prospectus on persons to whom, or the jurisdictions in which, or the manner in which, the Debt Securities may be offered, sold, resold or delivered.

If Underwriters’ Securities that are Debt Securities are to be distributed through a selling group consisting of banks, brokers or dealers, the Manager agrees that it shall cause each member of such selling group to enter into an agreement that it will comply with this paragraph. Terms used in this paragraph have the meanings given to them by the applicable provisions of the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

Each of the several Underwriters further agrees with the Company that:

(a)	except to the extent permitted under the D Rules, (i) it has not offered or sold, and will not offer or sell at any time, Debt Warrants in bearer form to a person who is within the United States or its possessions or to a United States person, and (ii) it has not delivered and will not deliver within the United States or its possessions Debt Warrants in bearer form that are sold at any time;

(b)	except to the extent permitted under the D Rules, (i) it has not offered or sold, and during the restricted period will not offer or sell, Debt Warrant Securities in bearer form to a person who is within the United States or its possessions or to a United States person, and (ii) it has not delivered and will not deliver within the United States or its possessions definitive Debt Warrant Securities in bearer form that are sold during the restricted period;

(c)	it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Debt Warrants in bearer form or Debt Warrant Securities in bearer form are aware that such Debt Warrants may not be offered or sold at any time, and such Debt Warrant Securities may not be offered or sold during the restricted period, to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(d)	if it is a United States person, it is acquiring the Debt Warrants in bearer form and any Debt Warrant Securities in bearer form for purposes of resale in connection with their original issuance and if it retains Debt Warrants in bearer form or Debt Warrant Securities in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6);

(e)	with respect to each affiliate that acquires from it Debt Warrants in bearer form or Debt Warrant Securities in bearer form for the purpose of offering or selling such Debt Warrants at any time or offering or selling such Debt Warrant Securities during the restricted period, it either (i) repeats and confirms the representations and agreements contained in clauses (a), (b), (c) and (d) on its behalf or (ii) agrees that it will obtain from such affiliate for the Manager’s benefit and the benefit of the Company the representations and agreements contained in clauses (a), (b), (c) and (d); and

(f)	it will comply with or observe any other restrictions or limitations set forth in the Prospectus on persons to whom, or the jurisdictions in which, or the manner in which, the Debt Warrants may be offered, sold, resold or delivered.

If Underwriters’ Securities that are Debt Warrants are to be distributed through a selling group consisting of banks, brokers or dealers, the Manager agrees that it shall cause each member of such selling group to enter into an agreement that it will comply with this paragraph. Terms used in this paragraph have the meanings given to them by the applicable provisions of the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

VIII.

The Company represents and warrants to each Underwriter that (i) each document, if any, filed or to be filed pursuant to the Securities Exchange Act of 1934 and incorporated by reference in the Prospectus complied or will comply when so filed in all material respects with such Act and the rules and regulations thereunder, (ii) each part of the registration statement (including the documents incorporated by reference therein), filed with the Commission pursuant to the Securities Act of 1933 relating to the Debt Securities and Debt Warrants when such part became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) each preliminary prospectus, if any, filed pursuant to Rule 424 under the Securities Act of 1933 complied when so filed in all material respects with such Act and the applicable rules and regulations thereunder, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act of 1933 and the applicable rules and regulations thereunder and (v) the Registration Statement and the Prospectus do not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that these representations and warranties do not apply to (a) statements or omissions in the Registration Statement, any preliminary prospectus or the Prospectus based upon information furnished to the Company in writing by any Underwriter expressly for use therein and (b) those parts of the Registration Statement which constitute the Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the Trustee.

The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or the Prospectus (if used within the period set forth in paragraph (c) of Article VI hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by any Underwriter expressly for use therein.

Each Underwriter agrees to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and any person controlling the Company to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to information relating to such Underwriter furnished in writing by such Underwriter expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus.

In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties, and that all such fees shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Manager in the case of parties indemnified pursuant to the second preceding paragraph and by the Company in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

If the indemnification provided for in this Article VIII is unavailable to an indemnified party under the second or third paragraphs hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities and (ii) the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other in connection with the offering of the Offered Securities shall be deemed to be in the same proportion as the total net proceeds from the offering of such Offered Securities (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters in respect thereof. The relative fault of the Company on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Article VIII were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article VIII, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten and distributed to the public by such Underwriter were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Article VIII are several, in proportion to the respective principal amount or number, as the case may be, of Offered Securities purchased by each of such Underwriters, and not joint.

The indemnity and contribution agreements contained in this Article VIII and the representations and warranties of the Company in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Underwriter or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its directors or officers or any person controlling the Company and (iii) acceptance of and payment for any of the Offered Securities.

IX.

This Agreement may be terminated in the absolute discretion of the Manager, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange; (ii) trading of any securities issued by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; (iv) a material disruption of the settlement or clearance of debt securities in the United States shall occur and continue until at least the business day preceding the Closing Date or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the reasonable judgment of the Manager, is material and adverse and makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Offered Securities on the terms and in the manner contemplated by this Agreement and the Prospectus.

X.

If any one or more of the Underwriters shall fail or refuse to purchase Underwriters’ Securities which it or they have agreed to purchase pursuant to the Underwriting Agreement, and the aggregate amount of Underwriters’ Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Underwriters’ Securities, the other Underwriters shall be obligated severally in the proportions which the amounts of Underwriters’ Securities set forth opposite their names in the Underwriting Agreement bear to the aggregate amount of Underwriters’ Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Manager may specify, to purchase the Underwriters’ Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase; provided that in no event shall the amount of Underwriters’ Securities which any Underwriter has agreed to purchase pursuant to the Underwriting Agreement be increased pursuant to this Article X by an amount in excess of one-ninth of such amount of Underwriters’ Securities without the written consent of such Underwriter. If any Underwriter or Underwriters shall fail or refuse to purchase Underwriters’ Securities and the aggregate amount of Underwriters’ Securities with respect to which such default occurs is more than one-tenth of the aggregate amount of the Underwriters’ Securities and arrangements satisfactory to the Manager and the Company for the purchase of such Underwriters’ Securities, are not made within 36 hours after such default, this Agreement, or the provisions hereof applicable to the sale and purchase of the Underwriters’ Securities, will terminate without liability on the part of any non-defaulting Underwriter or of the Company. In any such case either the Manager or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under the Underwriting Agreement.

If this Agreement shall be terminated by the Underwriters or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement, with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with the Offered Securities.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

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